Exhibit 99.1

Ameriprise Financial, Inc.

108 Ameriprise Financial Center

Minneapolis, MN 55474

Contacts:

Kathleen McClung, Media Relations

612-678-1069

kathleen.h.mcclung@ampf.com

Alicia Charity, Investor Relations

612-671-2080

alicia.a.charity@ampf.com

News Release

Ameriprise Financial Announces Agreement to Sell
Auto & Home Business to American Family Insurance

for $1.05 Billion

MINNEAPOLIS — April 2, 2019 — Ameriprise Financial (NYSE: AMP) today announced it has signed a definitive agreement with a subsidiary of Madison, Wisconsin-based American Family Insurance Mutual Holding Company (American Family Insurance) for the sale of Ameriprise Auto & Home (AAH), a business unit of Ameriprise Financial based in De Pere, Wisconsin. Ameriprise will receive gross proceeds of $1.05 billion in cash. After a payment to an affinity partner, the net proceeds are approximately $950 million, subject to certain post-closing financial adjustments. Both companies are committed to executing a smooth transition for partners, policyholders, employees and other stakeholders. Current AAH customers will retain their policies with no change in coverage or service.

Ameriprise made the decision to pursue a sale following a previously disclosed strategic review of the AAH business and the company determined that now is an appropriate time to exit this business. The sale is consistent with Ameriprise’s strategic focus on its core growth areas of Advice & Wealth Management and Asset Management.

“We are proud of the exceptional value and award-winning service we’ve provided to Auto & Home policyholders over the last several decades and we sincerely thank each and every employee for their dedication and contributions,” said Jim Cracchiolo, Chairman and CEO of Ameriprise Financial. “This transaction is consistent with our strategy to grow our less capital-intensive businesses and is expected to reduce our risk profile and increase capital flexibility. Given American Family’s financial strength and reputation for quality products and customer care, we are pleased to reach this agreement and feel confident that we will be leaving the business in good stead.”

The Ameriprise Auto & Home legal entities are being sold and there will be no contingent liability associated with this transaction for Ameriprise Financial except for certain post-closing financial adjustments and customary indemnification obligations in a transaction of this type. The transaction is subject to customary conditions and regulatory approvals and is expected to close in the second half of 2019.

Credit Suisse Securities (USA) LLC acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Ameriprise in the transaction.

About Ameriprise Financial

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With extensive asset management, advisory and insurance capabilities and a nationwide network of approximately 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. Member FINRA and SIPC.

About American Family Insurance

Madison, Wisconsin-based American Family Insurance group is the nation’s 13th-largest property/casualty insurance group and ranks No. 311 on the Fortune 500 list. The company sells American Family-brand products, including auto, homeowners, life, business and farm/ranch insurance, primarily through its exclusive independent contractor agents in 19 states. American Family affiliates (The General and Homesite) also provide options for consumers who want to manage their insurance matters directly over the internet or by phone. Affiliate Main Street America sells insurance products through independent agents. Web www.amfam.com; Facebook www.facebook.com/amfam; Twitter www.twitter.com/amfam.

Forward-Looking Statements

This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements.  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should”, “could”, “would,” “likely,” “forecast,” “project” or similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.  Such factors include, but are not limited to: the occurrence of any event, change or circumstance that could give rise to the termination of the purchase agreement with American Family; the inability to complete the proposed sale due to the failure to satisfy the conditions to the closing of the proposed sale, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed sale; uncertainty as to the timing of completion of the proposed sale; risks that the proposed transaction disrupts current plans and operations; and general economic and political factors. Management cautions that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussed under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018 available at ir.ameriprise.com.

© 2019 Ameriprise Financial, Inc. All rights reserved.

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